Exhibit 10.13

EXCLUSIVE OPTION AND LICENSE AGREEMENT

THIS EXCLUSIVE OPTION AND LICENSE AGREEMENT is made as of April 27, 2006 (the “Effective Date”) by and between Supernus Pharmaceuticals Inc, a Delaware corporation with principal offices located at 1550 East Gude Drive, Rockville, Maryland 20850 (“Supernus”) and Afecta Pharmaceuticals, Inc. a California corporation with principal offices located at 2102 Business Center Drive, Irvine, California 92612 (“Afecta”).

RECITALS:

WHEREAS, Afecta has the right and desires to grant exclusive licenses to Afecta Products in the Field (as hereinafter defined);

WHEREAS, Afecta has agreed to grant to Supernus an exclusive option to select from time to time Afecta Products in the Field with the right to exclusively license those Afecta Products selected on the terms and conditions set forth herein; and

WHEREAS, Supernus desires to obtain this exclusive option and potential licensing rights to Afecta Products selected on the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement and the Warrant, the parties agree as follows:

ARTICLE 1.

DEFINITIONS

1.1.                            “Afecta Filed Products” shall mean any Afecta inventions in the Field or that could be used in the Field for which a patent application has been filed in the Major Markets prior to the execution of the Notice Letter and offered in the Offer Letter.

1.2.                            “Afecta IP Products” shall mean any Afecta Inventions in the Field or that could be used in the Field for which a patent has been issued to Afecta by the USPTO (“USPTO”) prior to the execution of the Notice Letter and offered in the Offer Letter.

1.3.                            “Afecta Intellectual Property Rights” shall mean Afecta Patent Rights and all intellectual property rights including Afecta Know How belonging to Afecta in connection with Afecta Products.

1.4.                            “Afecta Invention” means any Invention in the Field or that could be used in the Field generated solely by employees or agents of Afecta prior to execution of the Notice Letter in connection with Afecta Licensed Products.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.5                              “Afecta Know How” shall mean all information, techniques, data, technical information and other proprietary information and know-how including, without limitation, improvements (whether patentable or not), modifications or enhancements that was generated by Afecta outside of this Agreement.

1.6.                            “Afecta Licensed Products” shall mean Afecta Products licensed to Supernus in accordance with the terms and conditions of this Agreement.

1.7.                            “Afecta Patent Rights” shall mean collectively Afecta’s right, title and interest in the following intellectual property rights: (a) the patents listed in Exhibit C; (b) any and all extensions or restorations by existing or future extension or restoration mechanisms, including without limitation, supplementary protection certificates or the equivalent thereof, substitutions, confirmations, re-registrations, reexaminations, revalidations, reissues, renewals, extensions or additions to any such foregoing patents that existed prior to execution of the Notice Letter and (c) any improvements, modifications or expansions to the patent(s) as a result of work produced solely by Afecta in fields other than the Field with regard to Afecta Products. Notwithstanding the foregoing, the definition of Afecta Patent Rights shall exclude any improvements, modifications or expansions to the patent(s) by work produced solely by Supernus or in collaboration with Afecta, after the execution of the Notice Letter, which rights shall belong to Supernus.

1.8.                            “Afecta Pre-IP Products” shall mean any Invention in the Field or that could be used in the Field that is not an Afecta Filed Product or an Afecta IP Product generated solely by employees or agents of Afecta and presented to Supernus by Afecta in an Offer Letter but prior to the Notice Letter.

1.9.                            “Afecta Products” shall mean Afecta IP Products, Afecta Filed Products and Afecta Pre-IP Products that existed prior to execution of the Notice Letter,

1.10.                     “Affiliate” shall mean a corporation or other business entity controlled by, controlling, or under common control with a Party. For this purpose, control shall mean the direct or indirect ownership of at least fifty percent (50%) of the voting stock or at least fifty percent (50%) interest in the income of such corporation or other business.

1.11.                     “Agreement” shall mean this Agreement.

1.12.                     “Confidential Information” shall mean (a) any information of either Party, which, if written, is marked confidential by the disclosing Party or, if oral, is reduced to writing, marked confidential by the disclosing Party, and provided to the non-disclosing Party within thirty (30) days of the oral disclosure, (b) all information relating to the prosecution, maintenance or defense of the Afecta Patent Rights or Afecta Intellectual Property Rights, (c) all information relating to the prosecution, maintenance or defense of the Supernus Patent Rights or Supernus Intellectual Property Rights, and (d) Net Sales.

1.13.                     “Due Diligence” shall mean all necessary activities to be conducted by Supernus in its sole discretion following receipt of an Offer Letter to determine its interest in licensing an Afecta Product.

1.14.                     “Due Diligence Period” shall mean [**] for a single Afecta Product or [**] for a second Afecta Product submitted within 60 days of previously submitted Afecta Product from the receipt date of the Offer Letter by Supernus as defined in Article 2.

1.15.                     “Default” shall mean, with respect to either Party, such Party shall have failed to perform any material obligation set forth herein; provided however, that such Party shall have not brought, or not commenced substantial remedial action to bring, the facts underlying such representation or warranty into conformance with such representation or warranty or shall not have performed, or commenced substantial remedial action to perform, such material obligation, within sixty (60) days after receipt of written notice from the other Party specifying in detail the material obligation which has not been performed and requesting that the failure to perform be remedied within sixty (60) days.

1.16.                     “Development Costs” shall mean all costs required to be expended to develop and obtain regulatory approval including costs to compensate a Third Party for the Afecta Licensed Products in the Territory; all costs to file, maintain and defend all intellectual property pertaining to the Licensed Products; all costs to third parties who may have interests in the Afecta Licensed Products or some aspect of them; all manufacturing, post-approval research, development and clinical costs; and all sales, marketing and administrative costs required to market the Afecta Licensed Product(s) in the Territory.

1.17.                     “Effective Date” shall mean the date of this Agreement.

1.18.                     “First Commercial Sale” shall mean the initial transfer of a Afecta Licensed Product to a Third Party in exchange for cash or some equivalent to which value can be assigned for purposes of determining Net Sales.

1.19.                     “First Efficacy Trial” shall mean testing the efficacy and safety of the Afecta Licensed Product in a population of patients within the Field.

1.20.                     “Field” shall mean pharmaceutical products for the treatment, diagnosis or prevention of central nervous system related diseases and indications in humans and animals.

1.21.                     “Force Majeure” shall mean any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, breakdown of plant, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, acts of public enemies, blockage or embargo, or any unforeseen delays associated with clinical trials of the Afecta Licensed Product, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision including but not limited to the requirements and conditions of the Food and Drug Administration of the United States, authority or representative or any such government, inability to procure or use materials, including but not limited to any material needed to manufacture any Afecta Licensed Product, labor, equipment, transportation, or energy sufficient to meet manufacturing needs without the necessity of allocation, or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such Party, if and only if the Party affected shall have used reasonable efforts to avoid such occurrence and to remedy it promptly if it shall have occurred and shall have notified the other Party in writing of the reasons for the delay or default.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.22.                     “GAAP” shall mean United States generally accepted accounting principles consistently applied.

1.23.                     “Invention” means any invention, discovery, or innovation, whether patentable or not, invented, discovered, or conceived either prior to the Notice Letter or after the Notice Letter by either party as the case may be or in collaboration as the case may be.

1.24.                     “Major Markets” shall mean the United States, Canada, United Kingdom, France, Spain, Germany, Italy, and Japan.

1.25.                     “Net Sales” shall mean all revenues recognized in accordance with GAAP from the sale of Licensed Products by Supernus and its Affiliates to Third Parties, less returns and allowances (actually paid and allowed, including, but not limited to, prompt payment and volume discounts, charge backs from wholesalers and other allowances granted to customers, whether in cash or trade), freight, packing, insurance, rebates actually paid and allowed, and sales and other taxes based on sales prices when included in gross sales, but not including taxes when assessed on income derived from such sales.

1.26.                     “Party” shall mean Supernus or Afecta, as the case may be, and “Parties” shall mean Supernus and Afecta collectively.

1.27.                     “Person” shall mean an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization, or any other entity, or a government or any department or agency thereof.

1.28                      “Purpose” shall mean the research, development and commercialization of the Afecta Licensed Products.

1.29                      “Similar Product” shall mean i) any product that contains same active ingredient and is approved for the same indications as for an Afecta Licensed Product after Effective Date.

1.30.                     “Supernus Formulations” shall mean ProPhile™, ProScreen®, OptiScreen®, RADAR™, Avert™, Microtrol®, Solutrol®, and EnSoTrol® technologies and such other technologies that existed prior to the date of this Agreement or are developed or acquired by Supernus during the course of this Agreement and as applied to Afecta Licensed Products.

1.31.                     “Supernus Intellectual Property Rights” shall mean Supernus Patent Rights and all intellectual property rights including Supernus Know How belonging to Supernus in connection with Supernus Formulations.

1.32.                     “Supernus Invention” means any Invention generated solely by employees or agents of Supernus or in collaboration with employees or agents of Afecta in connection with Afecta Licensed Products following execution of the Notice Letter.

1.33                       “Supernus Know How” shall mean all information, techniques, data, technical information and other proprietary information and know-how including, without limitation, improvements (whether patentable or not), modifications or enhancements that was generated by Supernus outside of this Agreement.

1.34.                     “Supernus Patent Rights” shall mean collectively Supernus’ right, title and interest in the following intellectual property rights: (a) the patents listed in Exhibit D and (b) any and all extensions or restorations by existing or future extension or restoration mechanisms, including without limitation, supplementary protection certificates or the equivalent thereof, substitutions, confirmations, re-registrations, reexaminations, revalidations, reissues, renewals, extensions or additions to any such foregoing patents and (c) the intellectual property rights in any improvements, modifications or expansions to the patent(s) by work produced solely by Supernus or in collaboration with Afecta, after the execution of the Notice Letter

1.35.                     “Territory” shall mean the World.

1.36.                     “Third Party” shall mean any Person other than Afecta and Supernus or its Affiliates.

1.37.                     “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Afecta Patent Rights which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE 2

EXCLUSIVE OPTION AND WORLDWIDE LICENSE

2.1.                            Exclusive Option Grant to Supernus. Afecta hereby grants to Supernus an exclusive option to acquire exclusive worldwide licenses (including the right to sublicense) in Afecta Products to be offered to Supernus. Afecta agrees to review with Supernus all Afecta Products in the Field upon signing of this Agreement and no less than annually thereafter to jointly prioritize which Afecta Products will be formally offered to Supernus. Based on the joint prioritization Afecta will offer Supernus from time to time but no less than [**] times during the term of this Agreement, Afecta Products for potential worldwide license. The information required to be set forth in each offer shall be in accordance with the requirements of the Offer Letter attached hereto as Exhibit A and made a part hereof by this reference. For Each Afecta Product offered to Supernus, Supernus shall have [**] to conduct due diligence (“Due Diligence Period”) to determine whether or not it desires to obtain from Afecta an exclusive worldwide license in said Afecta Product. In the event that more than one Afecta Product is offered to Supernus within a period of [**], the Due Diligence Period for the second Afecta Product shall be extended to [**]. Afecta hereby agrees to cooperate, on a “time is of the essence” basis, with Supernus and provide Supernus with such information it has in its possession or readily available to it that Supernus may reasonably require for it to conduct its due diligence process. In the event, Supernus desires to obtain a worldwide license, it shall notify Afecta of same prior to the expiration of the Due Diligence Period by executing and delivering the Notice Letter attached hereto as Exhibit B and made a part hereof by this reference. Supernus’ license rights in the Afecta Product shall

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

commence from the date of notification set forth in the Notice Letter in accordance with the terms of this Agreement. Failure of Supernus to notify Afecta shall be deemed to be an election by Supernus not to secure a license. Each Afecta Product licensed within the relative option period shall be identified as an “Afecta Licensed Product.” Each Afecta Licensed Product licensed to Supernus shall be covered under the terms of a specific and separate License Agreement for each Afecta Product, the terms of which shall be in substantial agreement with the terms of this Agreement.

2.2.                            License Grant to Supernus.

2.2.1.                  Grant to Supernus. On the terms and conditions set forth herein, and effective only upon Supernus’ timely execution and delivery of the Notice Letter to Afecta for each Afecta Product to be licensed, Afecta hereby grants to Supernus and its Affiliates an exclusive license, with the right to grant sub-licenses solely pursuant to Section 2.2.2, in the Afecta Intellectual Property Rights and the Afecta Licensed Product identified in the Notice Letter(s) to develop, have developed, make, have made, use, have used, sell, have sold and offer for sale the Afecta Licensed Product in the Field anywhere in the Territory.

2.2.2.                  Sub-licenses. Supernus shall have the right to grant sublicenses under this Agreement without the prior written consent of Afecta, provided however, that (i) Supernus agrees that its sublicensing agreements will not conflict with any of its obligations hereunder; (ii) Supernus agrees to provide to Afecta a redacted copy of any fully executed sublicense agreement within 5 business days of execution.

2.2.3.                  No Other Licenses. This Agreement confers no license or rights by implication, estoppel or otherwise to Supernus in any Afecta Products except as offered herein or as may be obtained in accordance with the terms and conditions of this Agreement.

2.3.                            License Grant to Afecta.

2.3.1.                  Grant to Afecta. On the terms and conditions set forth in Article 5.3 and herein, and effective only upon Supernus’ sole election to terminate the Agreement of an Afecta Licensed Product (“Terminated Licensed Product”), per Article 10, 10.2 or 10.3 or Default under 10.4 or 10.5 herein, Supernus will at the request of Afecta grant to Afecta and its Affiliates the right to obtain an exclusive license with the right to grant sub-licenses solely pursuant to Section 2.3.2,in (i) Supernus Formulations, (ii) Supernus Intellectual Property Rights, and (iii) Supernus Inventions only as they relate to and are required for the development, manufacturing and sale of the Terminated Licensed Product. Supernus will also at the request of Afecta grant to Afecta and its Affiliates the right to obtain an exclusive access to and use of (i) data generated under the Agreement, and (ii) other Confidential Information all of which only relate to the Terminated Licensed Product and were reduced to practice to develop, have developed, make, have made, use, have used, sell, have sold and offer for sale of the Terminated Licensed Product in the Field anywhere in the Territory.

2.3.2.                  Sub-licenses. Subject to Articles 2.3.1 and 11 Afecta, shall have the right to grant sublicenses with the prior written consent of Supernus, provided however, that (i) Afecta agrees to offer Supernus a first right of refusal to license the Product for a period of [**] following Afecta’s decision to seek a sublicensee and written notice to Supernus of that intention, (ii) Afecta agrees that its

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

sublicensing agreements will not conflict with any of its obligations hereunder and in particular its obligations under Article 11; (ii) Afecta agrees to provide to Supernus a redacted copy of any fully executed sublicense agreement within 5 business days of execution.

2.3.3.                  No Other Licenses. This Agreement confers no license or rights by implication, estoppel or otherwise to Afecta in any data generated under the Agreement, Supernus Formulations, Supernus Intellectual Property Rights, Supernus Inventions, and other Confidential Information except as offered herein or as may be obtained in accordance with the terms and conditions of this section 2.3 and associated Supernus form license agreement that will be required to be executed between the Parties.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1.                            Representations and Warranties of Supernus.

3.1.1.                  Corporate Power. Supernus is duly organized and validly existing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

3.1.2.                  Due Authorization. Supernus is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The Person executing this Agreement on Supernus’ behalf has been duly authorized to do so by all requisite corporate action.

3.1.3.                  Binding Agreement. This Agreement is a legal and valid obligation binding upon Supernus, and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Supernus does not conflict with any material agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

3.1.4.                  No Other Warranties. Supernus offers as warranties the statements set forth herein. Supernus makes no other warranties. Supernus does not warrant the validity or enforceability of the Supernus Patent Rights and makes no representations whatsoever with regard to the scope of the Supernus Patent Rights, or that the Supernus Patent Rights may be exploited without infringing other patents or other intellectual property rights of Third Parties. SUPERNUS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE SUPERNUS PATENT RIGHTS OR SUPERNUS INTELLECTUAL PROPERTY RIGHTS. SUPERNUS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED REGARDING THE SUCCESS OF THE DEVELOPMENT, MANUFACTURING OR MARKETING OF THE LICENSED PRODUCTS.

3.2.                            Representations and Warranties of Afecta.

3.2.1.                  Corporate Power. Afecta is duly organized and validly existing under the laws of the State of California and has full corporate power and authority to enter into this Agreement and carry out the provisions hereof.

3.2.2.                  Due Authorization. Afecta is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The Person executing this Agreement on Afecta’s behalf has been duly authorized to do so by all requisite corporate action. Licensor represents and warrants that it has the full and lawful right and authority to grant the exclusive option and exclusive licensing rights described hereunder.

3.2.3.                  Binding Agreement. This Agreement is a legal and valid obligation binding upon Afecta, and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Afecta does not conflict with any material agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

3.2.4.                  Afecta warrants to Supernus that it will not file an invention disclosure or patent application for any Supernus Invention that is revealed following the Offer Letter.

3.2.5.                  No Other Warranties. Afecta offers as warranties the statements set forth herein. Afecta makes no other warranties. Afecta does not warrant the validity or enforceability of the Afecta Patent Rights and makes no representations whatsoever with regard to the scope of the Afecta Patent Rights, or that the Afecta Patent Rights may be exploited without infringing other patents or other intellectual property rights of Third Parties. AFECTA MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE AFECTA PATENT RIGHTS OR AFECTA INTELLECTUAL PROPERTY RIGHTS.

ARTICLE 4

DEVELOPMENT AND COMMERCIALIZATION

4.1.                            Development and Commercialization. Supernus, in its sole discretion, shall have the right to make all decisions relating to the development and commercialization of Afecta Licensed Products including, but not limited to, all decisions relating to the research, pre-clinical, and clinical development of Afecta Licensed Products, and the promotion, advertising, marketing and pricing of Afecta Licensed Products. Supernus shall use its commercially reasonable efforts to actively develop and market all Afecta Licensed Products in the Territory. Notwithstanding the foregoing, Supernus at its sole discretion will consult with Afecta and seek its input before making its final decisions relating to the development and commercialization of Afecta Licensed Products.

4.2.                            Reports. Supernus shall deliver to Afecta, on a quarterly basis, project updates on Supernus development activities for the Afecta Licensed Products.

ARTICLE 5

CONSIDERATION

5.1.                            License Fee Payments. In consideration for the grant of the rights and licenses set forth in Section 2.1, in addition to the other payments set forth in this Article 5, Supernus shall pay to Afecta (i) for each Afecta IP Product chosen by Supernus during its relative Due Diligence Period, $[**] within thirty (30) days of the date of notification of the Notice Letter, and an additional $[**] upon the successful completion of the First Efficacy Trial of the Afecta IP Product; or (ii) for each Afecta Filed Product or Afecta Pre IP Product chosen by Supernus during its relative Due Diligence Period , $[**] within thirty (30) days of the date of notification of the Notice Letter, and an additional $[**] upon the successful completion of the First Efficacy Trial and a third payment of $[**] upon issuance of the first patent.

5.2.                            Royalties.

5.2.1.                  Net Sales. In consideration for the grant of the rights and licenses set forth in Section 2.2, in addition to the other payments set forth in this Article 5, Supernus shall pay to Afecta in immediately available funds royalties on Net Sales in accordance with the following schedule: If the Afecta Licensed Product is Afecta IP Product, Supernus shall pay Afecta [**]% of Net Sales on a quarterly basis. If the Afecta Licensed Product is Afecta Filed Product, Supernus shall pay Afecta [**]% of Net Sales on a quarterly basis. If the Afecta Licensed Product is Afecta Pre IP Product, Supernus shall pay Afecta [**]% of Net Sales on a quarterly basis.

5.2.2.                  Participation in Development Costs.   Afecta may elect to participate in the Development Cost or to decline participation in the Development Costs within 120 days of the licensing of an Afecta Licensed Product to Supernus. To the extent, Afecta agrees to participate in Development Costs prior to completion of the first Phase II study of a particular Licensed Product, Afecta’s share of Net Sales set forth in 5.2.1. shall increase in accordance with the schedule below depending upon the amount Afecta contributes toward the payment of Development Costs (“Pre-Phase II Participation”).

In the event that Afecta contributes less than [**]% in the Pre-Phase II Participation or does not participate until after completion of Phase II (“Post Phase II Participation”) Afecta’s share of Net Sales shall be the higher of: (i) [**] or (ii) that described in Article 5.2.1. herein.

Percent of Total Development Costs	Percent of Licensed Product Net Sales Payable to Afecta
Contributed by Afecta	Afecta IP Product		Afecta Filed Product		Afecta Pre IP Product
[**]%	[**]	%	[**]	%	[**]	%
[**]% -[**]%	[**]	%	[**]	%	[**]	%
[**]% - [**]%	[**]	%	[**]	%	[**]	%
[**]% - [**]%	[**]	%	[**]	%	[**]	%
>[**]%	[**]	%	[**]	%	[**]	%

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

5.2.3.                  No Multiple Royalties. Royalties under this Section 5.2 shall be payable on an Afecta Licensed Product-by-Afecta Licensed Product basis, and shall be imposed only once with respect to any sale of the same unit of Afecta Licensed Product by Supernus or its sub-licensees, and no multiple royalties shall be payable by Supernus because any Afecta Licensed Product is covered by more than one of the Afecta Patent Rights or one or more claims of the Afecta Patent Rights.

5.2.4.                  Expiration of Royalty Payments. Supernus’ obligation to pay royalties to Afecta on a country-by-country basis for each Afecta Licensed Product shall expire upon the earlier of:

5.2.4.1.                      [**] or [**], or

5.2.4.2.                      [**], or

5.2.4.3.                      [**].

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

5.3.                            License Fees and Royalties for Grant of License to Afecta.

Pursuant to Article 2.3 herein and grant of licenses there under Afecta will pay to Supernus per Terminated Licensed Product:

5.3.1                        Supernus’ Development Costs plus [**]% (not to include any costs borne by a Supernus sub-licensee or other development partner) that were actually paid by Supernus to produce data relevant to the Terminated Licensed Product that Afecta at its sole discretion may select to have exclusive access to and use of. Such payment shall occur at the time of grant of exclusive access and use of the data to Afecta.

5.3.2                        Supernus’ Development Costs plus [**]% (not to include any costs borne by a Supernus sub-licensee or other development partner) that were actually paid by Supernus to produce data relevant to the Terminated Licensed Product that Afecta at its sole discretion may select to have exclusive access to and use of.  In addition certain License fees and Royalties for use of: (i) Supernus Formulations, (ii) Supernus Intellectual Property Rights, (iii) Supernus Inventions, which are employed by Afecta or sublicensee in the final formulation of the Terminated Licensed Product.  The exact amounts of the License fees and Royalties shall be determined on a Terminated Licensed Product by Terminated Licensed Product basis.

5.4                              Payment of Royalties; Reports.

5.4.1.                  First Commercial Sale. Supernus shall report to Afecta the date of First Commercial Sale of an Afecta Licensed Product within thirty (30) days of such occurrence.

5.4.2.                  Royalty Statements. Supernus shall deliver to Afecta, within sixty (60) days after the end of each calendar quarter, a statement setting forth the Net Sales of Afecta Licensed Products during such calendar quarter (including the country of manufacture and an itemized calculation of the amount of Net Sales in the United States, its territories and possessions) and the royalties due hereunder. Each such statement shall be accompanied by a remittance of the royalties in United States Dollars due for such calendar quarter.

5.4.3.                  Manner of Payment. All payments hereunder shall be in United States dollars and shall be made by wire transfer to such bank account as may be designated in writing from time to time by Afecta.

5.4.4.                  Currency. If Net Sales are in a currency other than United States Dollars, the Net Sales, for the purpose of calculating payments hereunder shall be determined in the applicable foreign currency and then converted into United States Dollars at the end of each calendar quarter using an exchange rate equal to the [**] by the Federal Reserve Bank of New York (available on Bloomberg L.P. and Reuters).

5.4.5.                  Taxes. All taxes levied on account of royalties payable to Supernus hereunder shall be paid by Supernus. In the event laws or regulations require withholding of taxes from any payment of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

royalties, the taxes will be deducted by Supernus from the royalty payment and will be paid by Supernus to the proper taxing authority. Supernus will furnish Afecta with the copies of all official receipts for such taxes. In the event of any such withholding, the Parties agree to confer regarding other measures to minimize such withholding.

5.4.6.                  Overdue Payments. Any overdue payments under this Agreement, including without limitation, royalty payments made hereunder after the date such payment is due, shall bear interest at the [**] as of the date such payment was due (the “Interest Rate”). The Interest Rate shall be calculated based on a 360-day year from the date payment was due until received by Afecta.

ARTICLE 6

RECORDS; AUDIT

6.1                               Record Retention. Supernus shall keep complete and accurate records in sufficient detail to permit Afecta to confirm the accuracy of reported royalties hereunder, including without limitation, Development Costs, general accounting ledgers, invoice/sale registers, original invoices and shipping documents, tax returns, inventory and manufacturing records, sublicense and distributor agreements and price lists, product catalogs and other marketing materials. Such records shall be retained by Supernus for at least the longer of one (1) year after completion of the audit thereof (if an audit has been requested) or three (3) years following the calendar year in which any such payments were made hereunder.

6.2                               Royalty Audit. Once per each twelve-month period from the Effective Date, Supernus agrees to make its records for payment of royalties due available for examination by Afecta during normal business hours. Afecta shall have the option to engage, at its own expense, an independent certified public accountant reasonably acceptable to Supernus to examine, in confidence, Supernus’ records as may be necessary to determine the correctness of any payment of royalties hereunder made by Supernus. The report of such accountant shall be limited to a certificate verifying any report made or payment submitted by Supernus during such period but may include, in the event the accountant shall be unable to verify the correctness of any such payment, information relating to why such payment is unverifiable. All information contained in any such certificate shall be deemed to be the Confidential Information of Supernus hereunder. If any audit performed under this Section 6.2 shall indicate that any payment due hereunder was underpaid, Supernus shall promptly pay the amount of any underpayment. If any audit performed under this Section 6.2 shall indicate that any payment hereunder was in error to Afecta’s detriment by more than [**] percent for any annual period, Supernus shall pay the cost of the audit.

ARTICLE 7

PATENTS AND INTELLECTUAL PROPERTY RIGHTS

7.1.                            Patent and Intellectual Property Rights Maintenance. During the term of this Agreement, Afecta, using its sole business judgment,shall have the right to maintain the Afecta Patent Rights or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Afecta Intellectual Property Rights. Afecta shall consult with Supernus and keep Supernus regularly advised of Afecta’s strategies, plans, progress and results of any such maintenance. If Afecta elects not to maintain within Afecta Patent Rights or any intellectual property within Afecta Intellectual Property Rights, Afecta shall timely notify Supernus of such decision, and Supernus may, elect to maintain, such patent or intellectual property rights upon providing written notice of such election to Afecta. Supernus shall consult with Afecta and keep Afecta regularly advised of Supernus’ strategies, plans, progress and results of any such maintenance action. Such costs relating to maintenance of such patent and/or intellectual property rights, including attorney fees, shall be included in Development Costs.

7.2.                            Infringement of Third Party Rights.

7.2.1.                  Notice of Infringement. In the event of a Party becoming aware that the exercise of either Party’s rights and obligations under this Agreement are infringing, or may infringe, the intellectual property rights of a Third Party in any country in the Territory, it will promptly notify the other Party in writing and provide the other Party with such details of the Third Party’s relevant intellectual property rights and the extent of any infringement as are known to it. Any defense of potential lawsuits brought on by a Third Party will be carried out as described in Sections 7.2.2 and 7.2.3 below.

7.2.2.                  Afecta Licensed Product. Subject to Section 7.2.3, if the Third Party claim is specifically related to the Afecta Licensed Product, Supernus will defend any suit resulting directly from such claim. Afecta hereby agrees to be joined in such suit, should Afecta be found to be an indispensable party to the proper defense of such suit. Afecta may choose to obtain its own counsel for such litigation.

7.2.3.                  Afecta Invention. If the Third Party claim is related solely to the Afecta Invention, and not to the Afecta Licensed Product, Afecta will defend such suit or claim. Supernus hereby agrees to be joined in such suit, should Supernus be found to be an indispensable party to the proper defense of such suit. Supernus may choose to obtain its own counsel for such litigation.

7.2.4.                 Change to Royalty Payments. Royalty Payments due to Afecta under Article 5 with respect to Afecta Licensed Product sold in such country will be reduced (i) if Supernus is required, by a final court order from which no appeal can be taken, to obtain license from a Third Party under any patent, which would be infringed by the manufacture, use, offer for sale, sale or import of the Product by Supernus, its Affiliates, Subcontractors, or Sublicensees, or (ii) if Supernus in the exercise of its reasonable judgment, believes that a license from such Third Party, is necessary. If the Royalty Payments required to be made under Article 5 for any country are reduced as provided hereunder, they will be reduced, in such country, by an amount equal to all considerations actually paid by Supernus to such Third Party under such license with respect to such country. In addition, such costs relating to defense or prosecution of such patent and/or intellectual property rights, including attorney fees, shall be included in Development Costs.

7.3.                            Infringement of Afecta Patents or Supernus Patents.

7.3.1.                  Notice of Third Party Infringement. In the event that either Party becomes aware of any Third Party infringement or suspected infringement of any Afecta Patents or Supernus Patents used in connection with the Afecta Licensed Product, it will promptly notify the other Party in writing and provide it with such details of the Third Party infringement as are known to it.

7.3.2.                  Necessary Steps. The Parties shall, after receipt of notice referred to in Section 7.3.1, promptly discuss the infringement and, to the extent necessary, attempt to agree on the necessary steps to be taken to prevent, terminate, or otherwise address such Third Party infringement.

7.3.3.                  Action After No Agreement. If within twenty (20) days of the date of the notice referred to in Section 7.3.1, the Parties have not agreed upon an appropriate course of action then the following shall apply:

7.3.3.1.                  If the patent is an Afecta Patent or a Supernus Patent that contains one or more claims specifically directed to the Afecta Licensed Product or the manufacture, use or sale thereof then Supernus shall have the right, but not the obligation, to commence, any action or proceedings, negotiate a license or take such other steps as are necessary to terminate or prevent the Third Party infringement. Supernus shall provide Afecta with prior notice of the initiation of any such action or proceedings and shall keep Afecta informed of any significant developments. In the event that Supernus has not commenced any action or proceedings to terminate or prevent such infringement, within one hundred twenty (120) days after having become aware of such potential infringement and the patent is an Afecta Patent, then Afecta may at its reasonable discretion take such action as is reasonably necessary and appropriate to terminate or prevent such infringement; and

7.3.3.2.                  If the patent is an Afecta Patent not covered by Section 7.3.3.1 above, then Afecta shall have the right, but not the obligation, to commence, any action or proceedings, negotiate a license or take such other steps as are necessary to terminate or prevent the Third Party infringement. Afecta shall provide Supernus with prior notice of the initiation of any such action or proceedings and shall keep Supernus informed of any significant developments. In the event that Afecta has not commenced any action or proceedings to terminate or prevent such infringement, within one hundred twenty (120) days after having become aware of such potential infringement, then Supernus may at its reasonable discretion take such action as is reasonably necessary and appropriate to terminate or prevent such infringement.

7.3.4.                  Prior Written Consent. The Party controlling the action or proceedings shall not settle the action or proceedings or otherwise consent to an adverse judgment that diminishes the rights or interests of the other Party without the prior written consent of that Party, such consent not to be unreasonably withheld or delayed.

7.3.5.                  Cooperation. Each Party shall use reasonable efforts to cooperate, at its own expense, with the other Party’s requests and, to the extent possible, provide or procure the provision of such reasonable assistance in commencing and prosecuting any such action or any proceedings.

7.3.6.      Award of Damages. Any award of damages or other amount received by either Party as a result of a successful action, proceedings or settlement negotiations under Article 7 shall be divided between the Parties as follows:

7.3.6.1.                  The Party that initiated, prosecuted or maintained the defense of the action or proceedings shall recoup all of its costs and expenses (including any attorneys’ and expert fees) incurred in connection with the action or proceedings;

7.3.6.2.                  after deducting the costs and expenses identified in 7.3.6.1 the other Party shall, to the extent possible, recover its costs and expenses (including any attorneys’ and expert fees) incurred in connection with the action or proceedings; and

7.3.6.3.                  thereafter, any remaining recovery shall be disbursed to Supernus and shall be treated as Net Sales for purposes of this Agreement.

7.4.                            Afecta’s Ownership in Intellectual Property. Subject to the exclusive license(s) to Afecta Licensed Product(s) granted to Supernus in accordance with the terms and conditions of this Agreement, Afecta shall retain all right, title and interest in and to Afecta Patent Rights and Afecta Intellectual Property Rights that existed prior to the Effective Date of the Notice Letter but excluding data to the extent that it relates solely to Supernus Patent Rights, Supernus’ Intellectual Property or Supernus Formulations. At Afecta’s request, Supernus will sign any documents and do all such things as Afecta may deem reasonably necessary to vest such rights in Afecta, so long as such things do not interfere with Supernus’ exclusive option granted and exclusive license rights granted to it under this Agreement.

7.5.                            Supernus’ Ownership in Intellectual Property. Supernus shall retain all right, title and interest to all in and to Supernus Patent Rights, Supernus Intellectual Property Rights and Supernus Formulations that existed prior to the Effective Date of this Agreement and shall become the owner of all data generated after execution of the Notice Letter to the extent that it pertains to or was generated in connection with the Afecta Licensed Products, but excluding data to the extent that it relates solely to Afecta Patent Rights, or Afecta Intellectual Property Rights. At Supernus’ request, Afecta will sign any documents and do all such things as Supernus may deem reasonably necessary to vest such rights in Supernus.

7.6.                            Invention Ownership. Supernus shall have the sole and exclusive ownership of any Supernus Invention. Subject to the exclusive option and exclusive license rights granted under this Agreement to Supernus, Afecta shall have the sole and exclusive ownership of any Afecta Invention or Afecta Products.

7.7.                            Execution of Documents. Each party shall sign such documents and do such things, or procure the signing of such documents or the doing of such things, as is reasonably necessary to vest the relevant Intellectual Property Rights in the other party.

7.8.                            Filing of Patent Applications. In the event a party decides to file a patent application for an invention, it will give reasonable advance notice in writing of its intent to file, and will provide a draft of the application to the other party at least 20 days prior to filing. Except as provided below, the respective inventing party shall, in respect of a sole Invention (i) exclusively control the preparation, filing and prosecution of any patent applications directed to such party’s sole Invention; (ii) exclusively be responsible for all related fees, costs, and expenses associated with such party’s sole Invention; and (iii) exclusively control and pay for the maintenance of any patents resulting therefrom.

7.9.                            Supernus’ Inventions. Supernus shall exclusively control the preparation, filing, prosecution and maintenance of any patent applications in respect of Supernus Inventions. Supernus will provide Afecta with copies of all relevant documents relating to Supernus Inventions that relate to all data generated after execution of the Notice Letter to the extent that it pertains to or was generated in connection with the Afecta Licensed Products but excluding data to the extent that it relates solely to Supernus Inventions held by Supernus prior to the Notice Letter or relates solely to Supernus Formulations so that Afecta may be informed and apprised of the continuing prosecution of patent applications in connection with the Afecta Licensed Products. Afecta agrees to cooperate and work together in good faith with Supernus’ filing such patent applications.

ARTICLE 8

CONFIDENTIALITY

8.1.                            Confidentiality. For the term of this Agreement and any extensions and for a period of [**] thereafter, each Party agrees to keep confidential and not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement, any Confidential Information disclosed to it by the other Party, except that each Party shall not be prevented from disclosing information:

8.1.1.                  which it can demonstrate by written records was previously known to it;

8.1.2.                  which is, or becomes in the future, public knowledge through no fault or omission attributable to the receiving Party;

8.1.3.                  which is lawfully obtained without restriction by the receiving party from sources independent of the disclosing Party without breach of a confidentiality obligation; or

8.1.4.                  which was independently discovered or developed by the disclosing Party without access to or the use of the other Party’s Confidential Information, as can be documented by written records created at the time of such independent discovery or development.

8.2.                            This Agreement. The Parties agree that the material terms of the Agreement shall be considered Confidential Information of both Parties. Notwithstanding the foregoing, (i) the Parties shall be permitted to disclose in filings with the Securities Exchange Commission (“SEC”) those terms of this Agreement required to be disclosed under law or regulation; provided that the Parties shall consult with one another concerning which terms of this Agreement shall be requested to be redacted in any SEC filings, and provided however, that in the event of a filing each party shall seek confidential treatment in its SEC filings for the financial terms of this Agreement (ii) each Party shall have the right to disclose in confidence the terms of the Agreement to parties retained by such Party to perform legal, accounting or similar services and who have a need to know such terms in order to provide such services and (iii) at

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

the request of either Party, the Parties shall mutually agree on a press release to be issued upon execution of this Agreement or reasonably soon thereafter.

8.3.                            Authorized Disclosure.

8.3.1.                  Disclosable Information. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following:

8.3.1.1.                           enforcing and or defending rights or obligations under this Agreement; and

8.3.1.2.                           complying with any court order;

provided however that the Party required to or intending to disclose the other Party’s Confidential Information under this Section 8.3 shall have first given prompt notice to the other Party to enable it to seek any available exemptions from or limitations on such disclosure, and shall reasonably cooperate in such efforts by the other Party.

8.3.2.                  Advance Notice of Disclosure. Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this Section 8.3, it will give reasonable advance notice to the other Party of such disclosure and use reasonable commercial efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

ARTICLE 9

INDEMNIFICATION

9.1                               Indemnification by Supernus.

9.1.1.                  Scope. Supernus shall indemnify, defend and hold harmless Afecta, its officers, directors, employees, stockholders, agents and representatives (collectively, “Afecta Indemnitees”) from any and all third party losses, demands, damages, liabilities, costs and expenses, including reasonable attorneys’ fees (collectively, “Losses”), arising out of or relating to the research, development, marketing, design, manufacture, distribution, use and/or sale of Afecta Licensed Products by, on behalf of, or under authority of, Supernus or its sub-licensees; or Supernus Patent Rights or Supernus Intellectual Property Rights infringing any United States or foreign country patent, copyright or trade secret of any third party. Notwithstanding the foregoing, no Afecta Indemnitee shall be entitled to indemnification under this Section 9.01 against any Losses arising out of such Afecta Indemnitee’s negligence or willful misconduct.

9.1.2.                  Notification of Claim. Each Afecta Indemnitee shall notify Supernus in writing promptly upon becoming aware of any pending or threatened claim, suit, proceeding or other action (“Claim”) to which such indemnification may apply. Failure to provide such notice shall constitute a waiver of Supernus’ indemnity obligations hereunder if and to the extent that Supernus is materially damaged thereby. Supernus shall have the right to assume and control the defense of the Claim at its own expense. If the right to assume and control the defense is exercised, the Afecta Indemnitee shall have the right to participate in, but not control, such defense at its own expense, and Supernus’ indemnity obligations shall be deemed not to include attorneys’ fees and litigation expenses incurred by the Afecta Indemnitee after the assumption of the defense by Supernus. If Supernus does not assume the defense of the Claim, the Afecta Indemnitee may defend the Claim, at Supernus’ expense; provided that the Afecta Indemnitee shall not settle or compromise the Claim without the consent of Supernus, which consent shall not be unreasonably withheld. The Afecta Indemnitee shall cooperate with Supernus and will make available to Supernus all pertinent information under the Afecta Indemnitee’s control.

9.2                               Indemnification by Afecta.

9.2.1.                  Scope. Afecta shall indemnity, defend and hold harmless Supernus, its officers, directors, employees, stockholders, agents and representatives (collectively, “Supernus Indemnitees”) from any and all third party losses, demands, damages, liabilities, costs and expenses, including reasonable attorneys’ fees (collectively, “Losses”), arising out of or relating to the warranties and representations made by Afecta in the Agreement; or Afecta Patent Rights or Afecta Intellectual Property Rights infringing any United States or foreign country patent, copyright or trade secret of any third party. Notwithstanding the foregoing, no Supernus Indemnitee shall be entitled to indemnification under this Section 9.2 against any Losses arising out of such Supernus Indemnitee’s negligence or willful misconduct.

9.2.2.                  Notification of Claim. Each Supernus Indemnitee shall notify Afecta in writing promptly upon becoming aware of any pending or threatened claim, suit, proceeding or other action (“Claim”) to which such indemnification may apply. Failure to provide such notice shall constitute a waiver of

Afecta’s indemnity obligations hereunder if and to the extent that Supernus is materially damaged thereby. Afecta shall have the right to assume and control the defense of the Claim at its own expense. If the right to assume and control the defense is exercised, the Supernus Indemnitee shall have the right to participate in, but not control, such defense at its own expense, and Afecta’s indemnity obligations shall be deemed not to include attorneys’ fees and litigation expenses incurred by the Supernus Indemnitee after the assumption of the defense by Afecta. If Afecta does not assume the defense of the Claim, the Supernus Indemnitee may defend the Claim, at Afecta’s expense; provided that the Supernus Indemnitee shall not settle or compromise the Claim without the consent of Afecta, which consent shall not be unreasonably withheld. The Supernus Indemnitee shall cooperate with Afecta and will make available to Afecta all pertinent information under the Supernus Indemnitee’s control.

9.3.                            Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY PROVIDED HEREIN.

9.4.                            Insurance. Each party shall maintain, through self-insurance or commercially-placed insurance, adequate coverage for the indemnification obligations set forth herein, consistent with pharmaceutical industry practices and mutually acceptable to both parties.

ARTICLE 10

TERMINATION

10.1.                     Term. The exclusive option granted to Supernus under this Agreement shall commence on the Effective Date and terminate on the 5th anniversary of the Effective Date. The exclusive licenses granted to Supernus hereunder shall commence in accordance with the terms of this Agreement and shall automatically expire with regard to each Licensed Product after six months from the discontinuation of the commercial sale of the Afecta Licensed Product on a country-by-country basis.

10.2.                     Termination by Supernus. Supernus may terminate, in whole or in part, any of the licenses granted by Afecta to Supernus with 30 days’ prior written notice to Afecta. All licenses so terminated shall revert back to Afecta in accordance with Section 2.3. Termination of a specific license shall not affect Supernus’ exclusive option rights to other Afecta Products or other Afecta Licensed Products licensed to Supernus.

10.3.                     Termination for Discontinuation of Development. Subject to the Force Majeure provision set forth herein in Section 11.3, in the event that Supernus and its sub-licensees have discontinued all development and commercialization activities relating to a specific Afecta Licensed Product for a period of [**], this Agreement as it relates to that specific Afecta Licensed Product shall terminate and all licenses under the Afecta Patent Rights granted to Supernus and its sub-licensees hereunder in connection with that specific Afecta Licensed Product only shall revert to Afecta thirty (30) days thereafter in accordance with Section 2.3. All other licenses granted hereunder not affected by the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

discontinuance of all development and commercialization in connection with a specific Afecta Licensed Product shall remain in good standing

10.4.                     Termination for Default. In the event of a Default by Supernus in its capacity as a Licensee under this Agreement, Afecta may terminate the license for the specified Afecta Licensed Product in the specified country subject to the Default granted to Supernus hereunder by written notice to Supernus, and upon Supernus’ receipt of such notice, said license granted to Supernus shall revert to Afecta. All other licenses granted hereunder not affected by the Default shall remain in good standing.

In the event of a Default by Afecta under this Agreement, the License to Supernus will become irrevocable and fully paid.

10.5.                     Insolvency or Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by the Parties are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that each Party, in its capacity as a licensee of such rights under this Agreement, shall retain all licenses granted to it hereunder and may fully exercise all of its rights and elections under the United States Bankruptcy Code, subject to payment to the other Party of any royalties or other payments due pursuant to Article 5. The Parties further agree that, in the event of commencement of a bankruptcy proceeding by or against either Party under the United States Bankruptcy Code, the Party hereto which is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefore, unless the Party subject to such proceeding elects to continue to perfonn all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by any non-subject Party.

10.6 Surviving Obligations. The provisions of Articles 3,7,8,9 and Sections 10.4, 10.7, 11.1, 11.5, 11.10, 11.11 and 11.14 shall survive any termination or expiration of this Agreement. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration.

10.7.                     Effects of Termination. Upon termination of this Agreement in its entirety or otherwise with respect to rights in any Afecta Licensed Product in accordance with Section 10.3, Supernus and its sub-licensees shall thereupon have the right to sell that amount of any such Afecta Licensed Product that Supernus and its sub-licensees then have on hand, provided however, that with respect to any such Afecta Licensed Product for which any payment is due under Article 5 hereof, Supernus shall make such payment to Afecta as required therein.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1.                  Supernus Arrangement with Shire.

Certain Arrangements of Supernus with Shire; Third Party Beneficiary Rights. (a) Afecta acknowledges that Supernus has certain contractual agreements with subsidiaries of Shire plc (“Shire”) pursuant to which (i) Supernus has granted to Shire and its subsidiaries an irrevocable, exclusive license, including the right to sue, in intellectual property rights (including without limitation patents, patent applications and know-how) owned by Supernus to research, develop, formulate, test, design, have manufactured, manufacture, use, offer to sell, sell, distribute, import and export any pharmaceutical product containing at least one of the Compounds (as defined below) as an active ingredient anywhere in the world and (ii) Supernus has agreed not to engage, directly or indirectly, including as a principal or for its own account or solely or jointly with others or in cooperation with a third party, or as a licensor of intellectual property, in any research, formulation development, testing, manufacture, offer for sale, sale, distribution, importation, exportation, design, technology assessment or oral bioavailability screening or enhancement that relates, in whole or in part, to any of the Compounds in any field of use, or otherwise aid or assist any third party in connection with any of the foregoing. For purposes hereof, “Compounds” means any and all of: (A)(1) (+)-alpha-Methylbenzeneethanamine, also known as “amphetamine”, (II) carbamazepine (5H-Dibenz{b,f}azepine-5-carboxyamide), (III) guanfacine (N-(Aminoiminomethyl)-2,6-dichlorobenzeneacetamide), (IV) lanthanum, and (V) mesalamine (5-Amino-2-hydroxybenzoic acid), (B) any isomers, salts, solvates, hydrates, polymorphs, esters, prodrugs, or metabolites of clause (A), and (C) any compound involving forming or breaking a bond or bonds with any of clause (A) or (B) where at least one prophylactic, therapeutic or diagnostic indication of such compound and/or its metabolite is substantially the same as that of any of clause (A) or (B), but excluding 10,1l-Dihydro-10-oxo-5H-debenz[b,f]azepine-5-carboxamide, also known as “oxcarbazepine”.

(b)                           Afecta hereby agrees that it shall not use any of the services or Confidential Information provided to it, or work performed on its behalf, by Supernus pursuant to this Agreement, or the results therefrom, or any intellectual property rights licensed to it by Supernus in any activity that is outside the Purpose and, in particular, in any activity that, directly or indirectly, relates, in whole or in part, to any of the Compounds in any field of use. The provisions of this Section 11 (i) are intended to benefit, and shall be enforceable by, Shire and its subsidiaries, (ii) shall survive any termination or expiration of this Agreement and (iii) shall not be amended or waived, in whole or in part, without the prior written consent of Shire. Supernus has agreed to provide Shire with a list of its customers’s names from time to time for monitoring purposes and Afecta hereby agrees to its name being provided to Shire. Shire has agreed to keep the list and the terms of this Agreement confidential in accordance with the terms of a confidentiality agreement with Supernus, except to the extent reasonably necessary for Shire to investigate any alleged violation of, or to enforce its rights under, the provisions of this Section 11. Afecta acknowledges that Supernus has agreed with Shire that if Shire or any of its subsidiaries in its sole discretion believes that there may be, or may have been, a breach or threatened breach of the provisions of this Section 11, at the written request of Shire, Supernus shall provide Shire and its subsidiaries with an executed copy of this Agreement, and Afecta hereby consents to Supernus providing such copy to Shire or any of its subsidiaries.

(c)                            In the event Afecta breaches or threatens to breach the provisions of this Section 11, should the breach or threatened breach relate directly or indirectly to any activities relating to any of the

Compounds then, in addition to any rights that Supernus may have against Afecta, Afecta acknowledges and agrees that Shire or any of its subsidiaries shall have the right to bring a suit, action or proceeding against Afecta for any and all damages suffered or incurred by Shire and its subsidiaries as a result of Afecta’s breach or threatened breach, whether or not Supernus is a party to the suit, action or proceeding. If any legal action or other proceeding is brought by Shire for the enforcement of this Section 11, and such action is successful, Shire shall be entitled to recover its reasonable attorney’s fees, court costs and reasonable expenses, even if not taxable or assessable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal) incurred in that action or proceeding in addition to any other relief to which Shire may be entitled. If any legal action or other proceeding is brought by Shire for the enforcement of this Section 11, and such action is unsuccessful, Afecta shall be entitled to recover its reasonable attorney’s fees, court costs and reasonable expenses, even if not taxable or assessable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal) incurred in that action or proceeding in addition to any other relief to which Afecta may be entitled. Afecta further acknowledges that a breach or threatened breach of these provisions may cause irreparable harm to Shire and its subsidiaries and that the remedy or remedies at law for any such breach or threatened breach may be inadequate. Afecta agrees that, in the event of any such breach or threatened breach, in addition to all other available remedies they may have available to them, Shire and its subsidiaries shall have the right to obtain equitable relief.

(d)                           Afecta agrees that Shire and its subsidiaries shall not be liable for any claim or counterclaim (equitable, statutory, contractual or otherwise) that could be asserted by Afecta against Supernus and that no such claims or counterclaims shall be asserted against Shire or any of its subsidiaries. Afecta further agrees to waive against Shire and its subsidiaries any such claims or counterclaims (equitable, statutory, contractual or otherwise) and also agrees that in any action by Shire or any of its subsidiaries it will not assert and will waive any defense, bar or other similar matter (equitable, statutory, contractual or otherwise) based on or relating to the actions, inactions or status of Supernus. To the extent that the assertion of any such claims, counterclaims, defenses, bars or similar matters is compulsory, Supernus may be joined in the action and such claims, counterclaims, defenses, bars or other matters asserted against Supernus (but only against Supernus) and Supernus hereby agrees to such joinder.

(e)                            The provisions of this Section 11 shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State. Each of the parties hereto acknowledges and agrees that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708 and hereby waives, to the fullest extent permitted by law, any and all objections to the laws of the State of Delaware governing this Agreement.

(f)                              Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of the courts of the State of Delaware and of the Federal courts sitting in the State of Delaware any Delaware State or Federal court sitting in New Castle County, Delaware and any appropriate appellate courts therefrom in any suit, action or proceeding arising out of or relating to the provisions of this Section 11 and irrevocably consents to the jurisdiction of such courts and any appropriate appellate courts therefrom in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in ay such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto irrevocably and unconditionally agrees that (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and to notify the other party of the name and address of such agent and (ii) to the fullest extent permitted by law, service of process may also be made on such party by prepaid certified mail with a validated proof of mailing receipt constituting evidence of valid service, and that service made pursuant to (i) or (ii) above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each party that has not as of the date hereof already duly appointed such an agent does hereby appoint Capitol Services, Inc, as such agent.

(g)           EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE PROVISIONS OF THIS SECTION 11.1.

11.2        Assignment. Neither this Agreement nor any interest hereunder shall be assignable by either Party without the prior written consent of the other Party; provided that either Party may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an entity which acquires all or substantially all of the product rights to which this Agreement pertains, whether by merger, consolidation, reorganization, acquisition, sale, license or otherwise. This Agreement shall be binding upon the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 11.2 shall be void. Nothing herein shall preclude Supernus from sublicensing its exclusive licensing rights.

11.3.       Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.4.       Force Majeure. Neither Party shall be liable to the other for loss or damages, nor shall have any right to terminate this Agreement for any default or delay attributable to any Force Majeure, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled, provided however, that such affected Party commences and continues to take reasonable and diligent actions to cure such cause.

11.5.       Notices. All notices and other communications required by this Agreement shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided however, that notices of a change of address shall be effective only upon receipt thereof):

If to Supernus, addressed to:

[**]

With a copy to:

[**]

If to Afecta addressed to:

[**]

With a copy to:

11.6.       Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

11.7.       Waiver. No provision of the Agreement shall be waived by any act, omission or knowledge of any Party or its agents or employees, except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

11.8.       Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

11.9.       Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11.10.     Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware, without reference to the conflicts of law principles thereof, and the Parties hereby submit to the exclusive jurisdiction of the Delaware courts, both state and federal.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

11.11.     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Invalidity, non-enforceability or expiration of any or all of the Afecta Patent Rights or Afecta Intellectual Property rights as it relates to an Afecta Licensed Product shall not affect Supernus’ license rights in and to the remaining Afecta Patent Rights or Intellectual Property Rights as it related to the other Afecta Licensed Products.

11.12.     Entire Agreement of the Parties. This Agreement (including all Exhibits attached hereto, which are incorporated herein by reference) constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, representations, promises, understandings and agreements, whether oral or written, between the Parties respecting the subject matter thereof.

11.13.     Dispute Resolution. The Parties agree that in the event of a dispute between them arising from, concerning or in any way relating to this Agreement, the Parties shall undertake good faith efforts to resolve any such dispute in good faith. In the event the Parties shall be unable to resolve any such dispute, the matter shall be first referred to the general counsel for each Party for further review and resolution and, if necessary, then to the chief executive officer of each Party. If after such efforts the Parties are unable to resolve such dispute, a Party may seek any remedy available under applicable law.

11.14.     Independent Contractors. The relationship between Afecta and Supernus created by this Agreement is one of independent contractors, and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

11.15.     Use of Name. No right, express or implied, is granted to either Party by this Agreement to use in any manner any trademark or trade name of the other Party, including the names “Supernus” and “Afecta”, without the prior written consent of the owning Party.

11.16.     Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate by their respective duly authorized officers.

SUPERNUS		AFECTA
PHARMACEUTICALS, INC.		PHARMACEUTICALS, INC.

BY:	/s/ Jack Khattar	BY:	/s/ Bruce Kovacs, M.D.

TITLE:	President & CEO	TITLE:	President

Exhibit A

OFFER LETTER TEMPLATE

THIS OFFER LETTER is executed as of DATE by and between Supernus Pharmaceuticals, Inc. (“Supernus”) and Afecta Pharmaceuticals, Inc. (“Afecta”).

RECITALS:

WHEREAS, Supernus and Afecta are parties to the Exclusive Option and License Agreement dated April 27, 2006 (“the Agreement”);

WHEREAS, Afecta has granted Supernus an exclusive option to select from time to time Afecta Products in the Field with the right to exclusively license those Afecta Products selected on the terms and conditions set forth in the Agreement;

NOW THEREFORE, in accordance with the terms of the Agreement and this Offer Letter, Afecta is offering commencing on the effective date of this Offer Letter an Afecta Product to Supernus for potential worldwide license following the Due Diligence Period and issuance of the Notice Letter. The Afecta Product offered herein is as defined below and includes the following:

1.     Compound Name:

2.     Currently Approved Indications:

3.     Proposed Indications for Supernus:

4.     Summary and rationale of Afecta Product

5.     Historical Overview of Afecta Product:

a.    Physician or specialist interviews

b.    Market research

c.    Supportive articles

d.    Study designs and outcomes

6.     Intellectual Property Summary

a.    Invention Disclosures or other summaries

b.    Patent Applications

c.    Patents

d.    Freedom to operate searches

7.     Summary of Strategy for Afecta Product

a.    Market potential

b.    Competitive Analysis

c.    Forecasts

d.    Clinical & Regulatory Strategy

Afecta Pharmaceuticals, Inc.	Supernus Pharmaceuticals, Inc

By:	By:
Title:	Title:
Date:	Date:

Exhibit B

NOTICE LETTER TEMPLATE

THIS NOTICE LETTER is issued as of DATE by Supernus Pharmaceuticals, Inc. (“Supernus”) to Afecta Pharmaceuticals, Inc. (“Afecta”).

RECITALS:

WHEREAS, Supernus and Afecta are parties to the Exclusive Option and License Agreement dated April 27, 2006 (“the Agreement”);

WHEREAS, Afecta has granted Supernus an exclusive option to select from time to time Afecta Products in the Field with the right to exclusively license those Afecta Products selected on the terms and conditions set forth in the Agreement;

WHEREAS, in accordance with the terms of the Agreement, Afecta has offered an Afecta Product per the Offer Letter dated DATE (“Offer Letter”) and Supernus has completed the Due Diligence Period;

NOW THEREFORE, in accordance with the terms of the Agreement, Supernus hereby notifies Afecta by way of this Notice Letter (“Notice Letter”) of its intention to obtain a worldwide exclusive license to the Afecta Product as identified in the Offer Letter. By issuance of this Notice Letter by Supernus, and by its receipt by Afecta, the License Grant defined in Section 2.2 of the Agreement becomes fully effective and such Afecta Product becomes an Afecta Licensed Product.

Supernus Pharmaceuticals, Inc

By:
Title:
Date:

Exhibit C

AFECTA PATENT RIGHTS

AFECTA ISSUED PATENTS

Title	Country	Patent Numbers	Date Issued
[**]	[**]	[**]	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit D

SUPERNUS PATENT RIGHTS

Title	Country	Patent Numbers	Date Issued
[**]	[**]	[**]	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

SUPERNUS PATENT RIGHTS

Title	Country	Patent Numbers	Date Issued
[**]	[**]	[**]	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.